UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2025

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(408) 610-3915

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jason Lloyd and Kenneth Thieneman as a Director

On April 24, 2025, the Board of Directors (the “Board”) of Velo3D, Inc. (the “Company or “we,” “us,” and “our”), appointed each of Jason Lloyd and Kenneth Thieneman to serve as directors of the Board to fill the vacancies created by the resignations described below. The Board also appointed Mr. Lloyd to serve on the Audit Committee, Compensation Committee, and Nominating and Governance Committee. Mr. Lloyd will serve as a Class I director and will stand for election at the 2025 annual meeting of stockholders (“Annual Meeting”). Mr. Thieneman will serve as a Class II director with an initial term expiring at the 2026 Annual Meeting. These appointments were effective on April 24, 2025.

Mr. Lloyd is the Vice President of Maritime Engineering and Design of TotalTek, a software company providing technology solutions in digital transformation, maritime engineering, project management and SAP, since assuming the position in August 2024. Rear Admiral (ret.) Lloyd previously served as the Chief Engineer at Naval Sea Systems Command from May 2020 to June 2024. Prior to this tour, Mr. Lloyd held multiple positions at Newport News Shipbuilding, including Commanding Officer of Supervisor of Shipbuilding from 2017 to 2020 and as the First Reactor Officer on USS Gerald R. Ford from 2013 to 2016. Rear Admiral (ret.) Lloyd holds a Master of Science degree in Mechanical Engineering from the Naval Postgraduate School and a Bachelor of Science degree in Mechanical Engineering from Florida State University. We believe Mr. Lloyd is qualified to serve on our Board due to his experience in maritime engineering and design and as a proven leader in the United States Navy.

Mr. Thieneman is the founder and chief executive officer of Thieneman Construction, Inc., a self-performing environmental general contractor specializing in water and wastewater treatment projects, from April 1999 to present. He held multiple positions at Bowen Engineering, a nationwide industrial water and CCR construction expert, including serving as the vice president from 1997 to 1999. Mr. Thieneman also is the co-inventor of Algaewheel, the world’s most commercially advanced algal wastewater treatment technology with patents in twenty countries, and he has served as the vice president operations since 2005. Prior to this, he established Thieneman Homes in 2000 and Thieneman Properties, LLC in 2007. Mr. Thieneman holds a Bachelor of Science degree in engineering and management from Purdue University. We believe Mr. Thieneman is qualified to serve on our Board due to his significant experience in the continued growth and success of companies and management.

There are no arrangements or understandings pursuant to which Mr. Lloyd and Mr. Thieneman were appointed as directors.

On January 7, 2025, the Company issued a Senior Secured Convertible Promissory Note in the principal amount of $5,000,000 (the “January Note”) to Thieneman Properties, LLC, in which Mr. Thieneman holds 30% interest. As of April 25, 2025, the amount outstanding under the January Note was $5,000,000. The Company paid an interest payment of $750,000 on April 7, 2025, covering the first three months of interest on the January Note.

On February 10, 2025, the Company issued a Senior Secured Convertible Promissory Note in the principal amount of $10,000,000 to be funded in two tranches of $5,000,000 (the “February Note”) to Thieneman Construction, Inc, in which Mr. Thieneman holds 87.4% interest. As of April 25, 2025, the amount outstanding under the February Note is $10,000,000 and the amount of interest payable is approximately $3,000,000 annually. The Company has not made an interest payment as of April 25, 2025. Other than the foregoing, Mr. Lloyd and Mr. Thieneman do not have any transactions with the Company reportable under Item 404(a) of Regulation S-K.

Mr. Lloyd and Mr. Thieneman will be compensated in accordance with the Company’s standard compensation policy, as may be amended from time to time, for its non-employee directors. Mr. Lloyd and Mr. Thieneman are expected to also enter into our standard indemnification agreement.

Resignations of Michael Idelchik and Bradley Kreger as Directors

On April 22, 2025, the Board was notified by each of Michael Idelchik and Bradley Kreger of their decisions to resign as directors of the Company and as members of the Board committees on which each director has served. Their respective resignations were effective April 22, 2025. Each director’s decision to resign was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company announcing the appointments described above is being furnished as Exhibit 99.1 to this filing. The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1933, as amended, or otherwise subject to the liabilities under that Section or Sections 11 and 12(a)(2) of the Securities Act of 1033, as amended, and shall not be deemed to be incorporated by reference into any filing of the Company, whether before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press Release, dated April 28, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date: April 28, 2025	By:	/s/Arun Jeldi
Arun Jeldi
Chief Executive Officer